UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 23, 2003
                                                 -------------


                              SNAP-ON INCORPORATED
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


     Delaware                         1-7724                    39-0622040
     --------                         ------                    ----------
(State or other jurisdiction of  (Commission File Number)    (I.R.S. Employer
incorporation or organization)                              Identification  No.)


          10801 Corporate Drive, Pleasant Prairie, Wisconsin 53158-1603
          -------------------------------------------------------------
                    (Address of principal executive offices)

Registrant's telephone number, including area code:   (262) 656-5200
                                                      --------------

Item 7. Financial Statements and Exhibits

(c) Exhibits

99  Press Release of Snap-on Incorporated, dated July 23, 2003


Item 9. Regulation FD Disclosure

On July 23, 2003, Snap-on Incorporated (the "Corporation") issued a press release entitled "Snap-on Reports EPS of $0.38 for the Second Quarter, Results in line with recent outlook; Announces additional actions to enhance performance." The text of the press release is incorporated herein by reference. The press release is being furnished pursuant to Item 12 - Results of Operations and Financial Condition, of Form 8-K and is being presented under Item 9 of Form 8-K in accordance with interim guidance issued by the Securities and Exchange Commission in Release Nos. 33-8216 and 34-47583.

The press release also contains cautionary statements identifying important factors that could cause actual results of the Corporation to differ materially from those described in any forward-looking statement of the Corporation.

The press release also contains information concerning the impacts of foreign currency translation on certain items of reported results, and this information may include non-GAAP financial measures. The Corporation presents information in this manner to show changes in these items of reported results apart from those related to the quarterly volatility of foreign currency changes.

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, Snap-on Incorporated has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                              SNAP-ON INCORPORATED



Date: July 23, 2003                By:__/s/ Martin M. Ellen____________________
                                   Martin M. Ellen, Principal Financial Officer,
                                   Senior Vice President - Finance and
                                   Chief Financial Officer

                                  EXHIBIT INDEX

Exhibit Number      Description

 99 Press Release of Snap-on Incorporated, dated July 23, 2003 entitled "Snap-on Reports EPS of $0.38 for the Second Quarter, Results in line with recent outlook; Announces additional actions to enhance performance."

                                                                    Exhibit 99.1


         Snap-on Reports EPS of $0.38 for the Second Quarter

                 Results in Line with Recent Outlook

         Announces Additional Actions to Enhance Performance


    KENOSHA, Wis.--(BUSINESS WIRE)--July 23, 2003--Snap-on
Incorporated (NYSE:SNA), a global leader in tools, diagnostics and equipment, today announced second-quarter results for the period ended June 28, 2003, that were in line with the company's recent outlook.

    -- Net sales were $565.2 million in the second quarter of 2003, a 3.3% increase, including $30.7 million, or 5.6%, due to favorable currency translation, compared with $547.2 million of sales in the prior year. Sales increases in the worldwide franchised dealer operation and equipment facilitation business were more than offset by decreases in big-ticket diagnostics and equipment, and tools for industrial and commercial applications worldwide.

    -- Net earnings were $22.3 million, or $0.38 per diluted share, for the second quarter of 2003 compared with net earnings of $29.2 million, or $0.50 per diluted share, in the prior year. The decrease in earnings primarily reflects the impact of lower sales volume and unfavorable product mix in the Commercial and Industrial Group, and higher year-over-year increases in costs for pensions and performance enhancement actions, partially offset by higher net finance income. Foreign currency effects on diluted earnings per share were negligible.

    -- Cash flow from operating activities was $37.0 million in the second quarter of 2003 compared with $57.0 million in the prior year. Cash flow from operating activities after capital expenditures of $6.8 million was $30.2 million, exceeding net earnings, and was used primarily for debt reduction and payments returned to shareholders in the form of dividends.

    -- Snap-on's balance sheet continued to strengthen in the second quarter of 2003. Total debt, net of $22.8 million of cash, was $314.1 million at the end of the second quarter and was 25.3% of total invested capital compared with 34.3% a year ago.

    -- To further enhance operating performance and its competitive position, Snap-on plans to take additional actions to better align its production capacity. These actions include plans for phasing out production at certain facilities. As a result, Snap-on expects to realize annual savings of approximately $12 million beginning in 2004. Costs associated with these actions are expected to be approximately $22 million for the remainder of 2003.

    "Our continued strong cash flow and improved balance sheet reflect the progress made in strengthening Snap-on's businesses and processes," said Dale F. Elliott, chairman and chief executive officer. "The challenges of the weak economy in North America and Europe, however, continue to impact our sales and earnings performance, and underscore the need to accelerate the implementation of Driven to Deliver(TM) principles. This is reflected in our recent plans to phase out production at certain facilities and streamline those activities around core technologies. We will continue to drive continuous improvement and other performance enhancement activities within all of our business units, and expect to see positive results from these efforts going forward."

    Second Quarter Results

    Net sales were $565.2 million in the second quarter of 2003, a 3.3% increase, including $30.7 million, or 5.6%, due to favorable currency translation, compared with $547.2 million of sales in the second quarter of 2002. Sales increases in the worldwide franchised dealer operation and equipment facilitation business were more than offset by decreases in big-ticket diagnostics and equipment, and tools for industrial and commercial applications worldwide.
    Net earnings were $22.3 million, or $0.38 per diluted share, in the second quarter of 2003 compared with $29.2 million, or $0.50 per diluted share, in the second quarter of 2002. Currency effects on diluted earnings per share were negligible. Savings from prior restructuring activities, and the benefits of continuous improvement actions and better price realization were offset by unfavorable volume and product mix, principally in the Commercial and Industrial Group. Lower sales volume in the Commercial and Industrial Group resulted from continued weak marketplace demand and the impact of a temporary sales disruption associated with a realignment of the company's North American equipment marketing and distribution organization. In addition, the company's earnings were impacted by $5.6 million for higher year-over-year pension, other retirement and insurance costs, and $2.0 million of unfavorable operating leverage associated with Snap-on's emphasis on increased inventory turnover in a weak sales environment. The second quarter of 2003 included $3.0 million of costs for ongoing continuous improvement actions, and the prior-year period included $1.4 million in charges for restructuring-related transition actions.
    Net finance income increased $2.4 million in the second quarter of 2003 compared with a year ago. Increased originations related to the dealer business, as well as a lower interest-rate environment, contributed to the increase. Favorable interest rates, along with substantially lower year-over-year debt levels, resulted in a $1.5 million decrease in Snap-on's interest expense for the quarter.

    Segment Results for the Second Quarter

    Sales in the worldwide Snap-on Dealer Group were $281.3 million in the second quarter of 2003, an increase of 1.8%, including $6.1 million from favorable currency translation, compared with $276.4 million in the second quarter of 2002. For the quarter, sales were up in the North American franchised dealer business, and increased roughly in line with the growth in dealer sales to end-users of tools, handheld diagnostics and tool storage. Over the course of the last 12 months, Snap-on's sales growth has been constrained as dealers continued to improve their inventory turns. While this focus will continue, Snap-on believes the unfavorable effect on its sales from this action to be largely behind it at the present time. Solid growth was also achieved in international markets. Sales through the "tech rep" sales organization declined significantly year over year, principally reflecting the continued soft demand for big-ticket diagnostics products.
    Operating earnings for the Dealer Group were $23.6 million compared with $26.9 million a year ago. The decline primarily reflected higher costs for performance enhancement actions, lower manufacturing cost absorption, and higher pension, other retirement and insurance costs, partially offset by benefits from continuous improvement actions.
    In the Commercial and Industrial Group, sales were $282.3 million in the second quarter of 2003, up 5.5%, including $22.3 million due to favorable currency translation, compared with $267.6 million in the second quarter of 2002. Sales to government entities, including federal, state and local municipalities, were down year over year. Weak economic conditions continued to impact the sale of capital goods equipment to vehicle repair shops in North America, and industrial tools in such sectors as aerospace and aviation, general manufacturing and non-residential construction. These declines were partially offset by higher European equipment sales and growth in the company's facilitation business for new vehicle dealerships.
    Additionally, strategic action taken to strengthen long-term operating margins, involving a change in distribution in the North American equipment business, led to a short-term disruption in sales. The Technical Automotive Group (TAG), a new sales organization focused on the marketing of equipment in North America, was created to supplement Snap-on's existing equipment distribution network. This action enhances Snap-on's alignment of resources to provide better sales coverage, training and service to its customers. As of the end of the second quarter, gross profit margins and sales leads were up significantly, and Snap-on expects improved equipment sales and profitability trends toward the latter part of 2003 as a result of this action.
    Operating earnings for the Commercial and Industrial Group were $0.8 million in the second quarter of 2003 compared with $12.4 million in the prior year. Savings from prior restructuring activities and ongoing continuous improvement actions were more than offset by the combined margin impact of lower volume and an unfavorable product sales mix, as well as the impact associated with the changes to Snap-on's North American equipment marketing organization, higher manufacturing and inventory-related costs, and higher expenses associated with pension, other retirement and insurance costs.
    Sales in the Diagnostics and Information Group were $75.9 million in the second quarter of 2003, down 14.9%, including $2.3 million of favorable currency translation, compared with $89.2 million a year ago. The decline is principally due to intersegment sales, with increased sales of handheld diagnostics products and steady sales in Europe more than offset by a decline in big-ticket diagnostics in North America, primarily in products sold through the Dealer Group's tech rep organization. In addition, the Diagnostics and Information Group transferred production of certain European equipment products to the Commercial and Industrial Group, which reduced intersegment sales for these products.
    Operating earnings for the Diagnostics and Information Group were $5.1 million in the second quarter of 2003 compared with $7.9 million in the prior year. The earnings for the segment primarily reflect the impact of lower volume, partially offset by benefits from prior restructuring initiatives.

    Six Month Results

    For the first six months of 2003, net sales were $1,108.3 million compared with $1,057.2 million in the first six months of last year. Net earnings were $43.7 million, or $0.75 per diluted share, compared with $53.7 million, or $0.92 per diluted share, in 2002. Included in 2002 earnings is a cumulative effect after-tax gain of $2.8 million, or $0.05 per diluted share, from an accounting change required by the adoption of SFAS No. 142.
    In the Dealer Group, six-month sales were $546.2 million in 2003 compared with $532.6 million in 2002, and operating earnings were $47.2 million in 2003 compared with $52.9 million a year ago. In the Commercial and Industrial Group, six-month sales were $555.0 million in 2003 compared with $517.1 million in 2002, and operating earnings were $6.9 million in 2003 compared with $19.4 million a year ago. In the Diagnostics and Information Group, six-month sales were $152.3 million in 2003 compared with $170.5 million in 2002, and operating earnings were $7.9 million in 2003 compared with $9.3 million a year ago.

    Cash Flow

    Cash flow from operating activities was $37.0 million in the second quarter of 2003 compared with $57.0 million in 2002. For the six months, cash flow from operating activities was $55.6 million compared with $62.4 million a year ago.
    A priority for Snap-on has been to use cash flow to reduce debt. The ratio of total net debt (total debt less cash and cash equivalents) to total invested capital (total net debt plus shareholders' equity) strengthened to 25.3% at the end of the 2003 second quarter from 29.2% at the end of fiscal-year 2002, partially reflecting a reduction of 160 basis points due to currency translation effect since year-end 2002. This is a significant improvement from the 34.3% a year ago, reflecting both the decrease in debt and an increase in shareholders' equity.
    Another key priority of Snap-on has been to improve working investment turnover to a targeted four turns by 2005, which is expected to generate cash of approximately $250 million from the beginning of fiscal 2001 to the end of 2005. As of the end of the second-quarter 2003, Snap-on has achieved 2.9 turns (based on the current quarter end) compared with 2.7 turns in the prior-year period, which includes inventory turns improving to 3.3 turns (based on a rolling four-quarters average) compared with 2.9 turns in the comparable period a year ago. Working investment (accounts receivable plus inventories less accounts payable) at the end of the second quarter of 2003 was $788.6 million, including an increase of $51.4 million due to currency translation year to date.

    Outlook

    Snap-on plans to phase out production at two of its U.S. hand tool plants, with a planned completion in 2004. The closure of these facilities would streamline and center production capacity around core technologies and improve operational effectiveness. As a result, higher profitability, lower asset intensity and improved customer service levels are expected to be achieved.
    The anticipated savings from these plans would be approximately $12 million per year, beginning in 2004. In addition, Snap-on expects that these actions would provide even further inventory reduction and process improvement opportunities.
    Snap-on would expect to record in 2003 approximately $22 million of costs associated with these actions, of which approximately $17 million would be in the third quarter, including the expected recognition of approximately $12 million for accelerated pension and post-retirement medical plan curtailment expenses, with the remaining costs primarily for severance and transition expenses. In addition, approximately $4 million of severance and transition expenses would be recognized in 2004 over the phase-out period.
    Snap-on will continue to emphasize the consistent and widespread application of its Driven to Deliver strategic framework, including the implementation of performance improvement initiatives. The company remains committed to seeking opportunities for process improvements that will enhance competitiveness and customer responsiveness throughout its global organization.
    On June 26, 2003, Snap-on stated that it expected full-year 2003 earnings per diluted share to increase 5% to 10% year over year. Snap-on today sees no change in the business and economic factors, as outlined below, underlying that expectation. However, as a consequence of the costs associated with the actions outlined above that will reduce earnings per share in 2003 by approximately $0.25, Snap-on now expects full-year 2003 earnings to be in the range of $1.65 to $1.75 per share.
    At the present time, Snap-on continues to expect no significant change in the steady demand of tools by vehicle-service technicians. A potential concern regarding possible increases in oil and gasoline prices appears to have receded at present, but there is still little indication of broad improvement in the general economy, particularly in the industrial and capital goods sectors. The full-year earnings expectation also recognizes that Snap-on expects to incur costs to implement business improvements; is incurring higher pension, other retirement and insurance costs, and expects to continue to fund new product development. The full-year earnings expectation also recognizes that Snap-on assumes ongoing savings from its continuous improvement initiatives, a positive effect of 53 weeks in the 2003 fiscal year and no significant change in the continued introduction of successful new products.
    A discussion of this announcement will be Webcast at 10:00 a.m. CDT today, and a replay will be available on Snap-on's Web site for at least one week following the call. To access the audio presentation, go to www.snapon.com, click on the Investor Information tab at the top of the page and then on Presentations in the menu to the left. There you will see the link to the call. Additional detail about Snap-on is also available on the Snap-on Web site.

    Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tool, diagnostic and equipment solutions for professional tool users. Product lines include hand and power tools, diagnostics and shop equipment, tool storage, diagnostics software and other solutions for vehicle-service, industrial, government and agricultural customers, and commercial applications, including construction and electrical. Products are sold through its franchised dealer van, company-direct sales and distributor channels, as well as over the Internet. Founded in 1920, Snap-on is a $2+ billion, S&P 500 company headquartered in Kenosha, Wisconsin, and employs approximately 12,800 people worldwide.

    Statements in this news release that are not historical facts, including statements (i) that include the words "expects," "believes," or "anticipates," or similar words that reference Snap-on or its management; (ii) specifically identified as forward-looking; or (iii) describing Snap-on's or management's future outlook, plans, estimates, objectives or goals, are forward-looking statements. Snap-on or its representatives may also make similar forward-looking statements from time to time orally or in writing. Snap-on cautions the reader that these statements are subject to risks, uncertainties or other factors that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement. Those important factors include the validity of the assumptions and bases underlying such statements and the timing and progress with which Snap-on can continue to achieve savings from its cost reduction and other Operational Fitness initiatives; Snap-on's capability to retain and attract dealers and effectively implement new programs; its ability to capture new business; the success of new products and other Profitable Growth initiatives; Snap-on's ability to withstand external negative factors including terrorist disruptions on business; changes in trade, monetary and fiscal policies, regulatory reporting requirements, laws and regulations, or other activities of governments or their agencies, including military actions and such aftermath that might occur, disruption arising from planned facility closures, and the absence of significant changes in inflation, the current competitive environment, energy supply or pricing, legal proceedings, supplier disruptions, currency fluctuations or the material worsening of economic and political situations around the world.
    These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. Snap-on operates in a continually changing business environment and new factors emerge from time to time. Snap-on cannot predict such factors nor can it assess the impact, if any, of such factors on Snap-on's financial position or its results of operations. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release. Any opinions, estimates or forecasts regarding Snap-on performance made by analysts are theirs alone and do not represent the opinions, forecasts or predictions of Snap-on or its management, nor does Snap-on endorse or otherwise comment on such forecasts.


                         SNAP-ON INCORPORATED
                  Consolidated Statements of Earnings
             (Amounts in millions, except per share data)
                              (unaudited)


                               Three Months Ended  Six Months Ended
                              ------------------- -------------------
                               June 28,  June 29,  June 28,  June 29,
                                 2003      2002      2003      2002
                              --------- --------- --------- ---------

Net sales                       $565.2    $547.2  $1,108.3  $1,057.2
Cost of goods sold              (319.1)   (295.8)   (616.8)   (570.1)
                              --------- --------- --------- ---------
Gross profit                     246.1     251.4     491.5     487.1
Operating expenses              (216.6)   (204.2)   (429.5)   (405.5)
Net finance income                11.2       8.8      21.7      16.1
                              --------- --------- --------- ---------
Operating earnings                40.7      56.0      83.7      97.7
Interest expense                  (6.0)     (7.5)    (12.4)    (15.3)
Other income (expense) - net      (0.4)     (2.9)     (4.1)     (3.0)
                              --------- --------- --------- ---------
Earnings before income taxes      34.3      45.6      67.2      79.4
Income tax expense               (12.0)    (16.4)    (23.5)    (28.5)
                              --------- --------- --------- ---------
Earnings before cumulative
 effect                          $22.3     $29.2     $43.7     $50.9
Cumulative effect of a change
 in accounting principle, net
 of tax                              -         -         -       2.8
                              --------- --------- --------- ---------

Net earnings                     $22.3     $29.2     $43.7     $53.7
                              ========= ========= ========= =========



Earnings per share - basic and
 diluted:
  Earnings before cumulative
   effect                        $0.38     $0.50     $0.75     $0.87
  Cumulative effect of a change
   in accounting principle, net
   of tax                            -         -         -      0.05
                              --------- --------- --------- ---------
  Net earnings                   $0.38     $0.50     $0.75     $0.92
                              ========= ========= ========= =========

Weighted-average shares
 outstanding:
  Basic                           58.2      58.2      58.2      58.1
  Effect of dilutive options       0.2       0.5       0.1       0.5
                              --------- --------- --------- ---------
  Diluted                         58.4      58.7      58.3      58.6
                              ========= ========= ========= =========



                         SNAP-ON INCORPORATED
        Net Sales and Operating Earnings by Reportable Segment
                         (Amounts in millions)
                              (unaudited)


                               Three Months Ended  Six Months Ended
                              ------------------- -------------------
                               June 28,  June 29,  June 28,   June 29,
                                 2003      2002      2003       2002
                              --------- --------- --------- ----------

Net sales to external
 customers
Snap-on Dealer Group            $273.5    $270.2    $532.7     $521.9
Commercial and Industrial
 Group                           250.1     236.9     493.5      456.6
Diagnostics and Information
 Group                            41.6      40.1      82.1       78.7
                              --------- --------- --------- ----------
Total net sales to external
 customers                      $565.2    $547.2  $1,108.3   $1,057.2
                              ========= ========= ========= ==========

Intersegment sales
Snap-on Dealer Group              $7.8      $6.2     $13.5      $10.7
Commercial and Industrial
 Group                            32.2      30.7      61.5       60.5
Diagnostics and Information
 Group                            34.3      49.1      70.2       91.8
                              --------- --------- --------- ----------
Total intersegment sales         $74.3     $86.0    $145.2     $163.0
                              ========= ========= ========= ==========

Total net sales
Snap-on Dealer Group            $281.3    $276.4    $546.2     $532.6
Commercial and Industrial
 Group                           282.3     267.6     555.0      517.1
Diagnostics and Information
 Group                            75.9      89.2     152.3      170.5
                              --------- --------- --------- ----------
Segment net sales                639.5     633.2   1,253.5    1,220.2
Intersegment eliminations        (74.3)    (86.0)   (145.2)    (163.0)
                              --------- --------- --------- ----------
Total consolidated net sales    $565.2    $547.2  $1,108.3   $1,057.2
                              ========= ========= ========= ==========

Operating earnings
Snap-on Dealer Group             $23.6     $26.9     $47.2      $52.9
Commercial and Industrial
 Group                             0.8      12.4       6.9       19.4
Diagnostics and Information
 Group                             5.1       7.9       7.9        9.3
                              --------- --------- --------- ----------
Segment operating earnings        29.5      47.2      62.0       81.6
Net finance income                11.2       8.8      21.7       16.1
                              --------- --------- --------- ----------
Operating earnings                40.7      56.0      83.7       97.7
Interest expense                  (6.0)     (7.5)    (12.4)     (15.3)
Other income (expense) - net      (0.4)     (2.9)     (4.1)      (3.0)
                              --------- --------- --------- ----------

Earnings before income taxes     $34.3     $45.6     $67.2      $79.4
                              ========= ========= ========= ==========

Segment net sales are defined as total net sales, including both net sales to external customers and intersegment sales, before elimination of intersegment activity. For 2003 reporting, segment operating earnings (for all periods presented) are defined as segment net sales less cost of goods sold and operating expenses, including applicable restructuring and other non-recurring charges. Certain prior-year reclassifications have been made to conform to the 2003 management reporting structure.



                         SNAP-ON INCORPORATED
                 Consolidated Statements of Cash Flows
                         (Amounts in millions)
                              (unaudited)



                                                   Three Months Ended
                                                   ------------------
                                                   June 28,  June 29,
                                                    2003       2002
                                                  --------- ---------
Operating activities
Net earnings                                         $22.3     $29.2
Adjustments to reconcile net earnings to net cash
 provided (used) by operating activities:
  Depreciation                                        14.8      12.4
  Amortization of intangibles                          0.4       0.2
  Deferred income tax provision (benefit)             (4.9)      2.5
  Loss (gain) on mark to market for cash
   flow hedges                                         1.5      (2.8)
Changes in operating assets and liabilities,
 net of effects of acquisitions:
  (Increase) decrease in receivables                   6.1      17.4
  (Increase) decrease in inventories                   1.3     (10.2)
  (Increase) decrease in prepaid and other assets     (7.5)    (20.5)
  Increase (decrease) in accounts payable            (10.0)     18.5
  Increase (decrease) in accruals and other
   liabilities                                        13.0      10.3
                                                   -------- ---------
Net cash provided by operating activities             37.0      57.0

Investing activities
Capital expenditures                                  (6.8)    (12.4)
Proceeds from disposal of property and equipment       3.3       0.1
                                                   -------- ---------
Net cash used in investing activities                 (3.5)    (12.3)

Financing activities
Payment of long-term debt                             (0.2)     (0.7)
Increase in long-term debt                               -       1.3
Net decrease in short-term borrowings                (23.4)    (37.6)
Purchase of treasury stock                               -      (3.2)
Proceeds from stock purchase and option plans          4.8       9.1
Proceeds from termination of interest rate swap
 agreement                                             5.1         -
Cash dividends paid                                  (14.8)    (13.9)
                                                   -------- ---------
Net cash used in financing activities                (28.5)    (45.0)

Effect of exchange rate changes on cash                2.4       1.1
                                                   -------- ---------
Increase in cash and cash equivalents                  7.4       0.8

Cash and cash equivalents at beginning of period      15.4       5.4
                                                   -------- ---------
Cash and cash equivalents at end of period           $22.8      $6.2
                                                   ======== =========

Supplemental cash flow disclosures
Cash paid for interest                                $4.8      $6.0
Cash paid for income taxes                            $7.6      $0.7



                         SNAP-ON INCORPORATED
                 Consolidated Statements of Cash Flows
                         (Amounts in millions)
                              (unaudited)


                                                    Six Months Ended
                                                   ------------------
                                                   June 28,  June 29,
                                                     2003      2002
                                                  --------- ---------
Operating activities
Net earnings                                         $43.7     $53.7
Adjustments to reconcile net earnings to net cash
 provided (used) by operating activities:
  Cumulative effect of a change in accounting
   principle, net of tax                                 -      (2.8)
  Depreciation                                        29.0      25.7
  Amortization of intangibles                          0.9       0.8
  Deferred income tax provision (benefit)             (7.8)     22.9
  Gain on sale of assets                                 -      (0.3)
  Loss (gain) on mark to market for cash flow hedges   0.7      (0.7)
Changes in operating assets and liabilities,
 net of effects of acquisitions:
  (Increase) decrease in receivables                  10.9       1.7
  (Increase) decrease in inventories                   9.8     (25.3)
  (Increase) decrease in prepaid and other assets    (29.4)    (30.0)
  Increase (decrease) in accounts payable             (2.6)     57.0
  Increase (decrease) in accruals and other
   liabilities                                         0.4     (40.3)
                                                   -------- ---------
Net cash provided by operating activities             55.6      62.4

Investing activities
Capital expenditures                                 (13.0)    (26.3)
Acquisitions of businesses - net of cash acquired      0.1      (0.8)
Proceeds from disposal of property and equipment       3.8       4.1
                                                   -------- ---------
Net cash used in investing activities                 (9.1)    (23.0)

Financing activities
Payment of long-term debt                             (0.2)     (2.8)
Increase in long-term debt                               -       2.2
Net decrease in short-term borrowings                (23.8)    (22.6)
Purchase of treasury stock                            (3.8)     (6.4)
Proceeds from stock purchase and option plans          6.2      16.5
Proceeds from termination of interest rate swap
 agreement                                             5.1         -
Cash dividends paid                                  (29.1)    (27.8)
                                                   -------- ---------
Net cash used in financing activities                (45.6)    (40.9)

Effect of exchange rate changes on cash                3.5       1.0
                                                   -------- ---------
Increase (decrease) in cash and cash equivalents       4.4      (0.5)

Cash and cash equivalents at beginning of year        18.4       6.7
                                                   -------- ---------
Cash and cash equivalents at end of period           $22.8      $6.2
                                                   ======== =========

Supplemental cash flow disclosures
Cash paid for interest                               $12.4     $15.3
Cash paid (refunded) for income taxes                 $8.3     $(3.9)



                         SNAP-ON INCORPORATED
                      Consolidated Balance Sheets
                         (Amounts in millions)


                                              June 28,   December 28,
                                                2003         2002
                                           ------------- ------------
                                            (unaudited)
Assets
  Cash and cash equivalents                       $22.8        $18.4
  Accounts receivable - net of allowances         580.1        556.2
  Inventories - net                               385.1        369.9
  Prepaid expenses and other assets               127.9        106.5
                                           ------------- ------------
     Total current assets                       1,115.9      1,051.0

  Property and equipment - net                    335.0        330.2
  Deferred income tax benefits                     65.0         60.9
  Goodwill - net                                  397.6        366.4
  Other intangibles - net                          68.3         65.7
  Other assets                                    124.0        119.9
                                           ------------- ------------

     Total Assets                              $2,105.8     $1,994.1
                                           ============= ============

Liabilities
  Accounts payable                               $176.6       $170.9
  Notes payable and current maturities
   of long-term debt                               31.9         56.4
  Accrued compensation                             44.5         44.4
  Dealer deposits                                  39.6         46.1
  Deferred subscription revenue                    29.6         42.5
  Income taxes                                     43.5         29.8
  Other accrued liabilities                       205.1        162.3
                                           ------------- ------------
     Total current liabilities                    570.8        552.4

  Long-term debt                                  305.0        304.3
  Deferred income taxes                            35.7         33.6
  Retiree health care benefits                     94.6         94.0
  Pension liability                               128.2        136.6
  Other long-term liabilities                      44.6         42.8
                                           ------------- ------------
     Total Liabilities                         $1,178.9     $1,163.7

Shareholders' Equity
  Common stock - $1 par value                     $66.9        $66.9
  Additional paid-in capital                       80.3         72.9
  Retained earnings                             1,078.8      1,064.2
  Accumulated other comprehensive
   income (loss)                                  (44.3)      (123.8)
  Grantor stock trust at fair market value       (148.8)      (147.5)
  Treasury stock at cost                         (106.0)      (102.3)
                                           ------------- ------------
     Total Shareholders' Equity                  $926.9       $830.4
                                           ------------- ------------

     Total Liabilities and Shareholders'
      Equity                                   $2,105.8     $1,994.1
                                           ============= ============



                         SNAP-ON INCORPORATED
                Supplemental Balance Sheet Information
                         (Amounts in millions)
                              (unaudited)


                                  June 28, 2003  June 29, 2002 Change
                                  -------------- ------------- -------

Accounts receivable
  Trade accounts receivable              $545.7        $542.2    $3.5
  Installment receivables                  49.0          39.7     9.3
  Other accounts receivable                34.9          47.6   (12.7)
                                  -------------- ------------- -------
     Total                               $629.6        $629.5    $0.1
  Allowance for doubtful accounts         (49.5)        (39.9)   (9.6)
                                  -------------- ------------- -------
     Total accounts receivable -
       net                               $580.1        $589.6   $(9.5)
                                  ============== ============= =======

  Loss reserves as a % of
   receivables                              7.9%          6.3%


Inventory
  Raw materials                           $92.6         $88.9    $3.7
  Work in process                          47.0          51.2    (4.2)
  Finished goods                          340.1         369.8   (29.7)
  Excess of current cost over LIFO
   cost                                   (94.6)        (95.4)    0.8
                                  -------------- ------------- -------
     Total inventory - net               $385.1        $414.5  $(29.4)
                                  ============== ============= =======


    CONTACT: Snap-on Incorporated
             Richard Secor, 262-656-5561 (Media)
             William Pfund, 262-656-6488 (Investors)
             www.snapon.com